SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 29, 2009

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-10909	22-2343568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York  10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the  appropriate  box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written  communications  pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement  communications  pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement  communications  pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

As of July 6, 2009, NeoStem, Inc. (the "Company") closed on a private placement financing totaling approximately $5 million from institutional and private investors.  The financing consisted of the issuance of 400,280 units priced at $12.50 per unit, with each unit consisting of one share of the Company’s Series D Convertible Redeemable Preferred Stock (convertible, subject to shareholder approval as described below, into 10 shares of common stock) and ten warrants each to purchase one share of common stock.  The terms of the units were substantially the same as those issued by the Company  in its April 2009 Regulation S offering in which it raised $11 million.

Upon the affirmative vote of holders of a majority of the voting power of the Company’s stock required pursuant to the Company’s Amended and Restated By-Laws and the NYSE Amex, each share of Series D Stock will automatically be converted into ten (10) shares of Company Common Stock at an initial conversion price of $1.25 per share; provided that if by October 31, 2009 such affirmative vote is not achieved, the Company must redeem all shares of Series D Stock at a redemption price per share of $12.50 plus the accrued dividends as of such date.  The Series D Stock has an accruing dividend of ten percent (10%) per annum, payable (i) annually in cash on April 9th of each year, provided that the shares of Series D Stock remain outstanding on such date or (ii) upon a liquidation, dissolution or winding up of the Company.  The Series D Stock (i) ranks senior to all of the Company’s capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up, (ii) does not have any voting rights, (iii) does not have any anti-dilution protection, and (iv) does not have any preemptive rights.

The  warrants  have a per share exercise price equal to $2.50 and are callable by the Company if the common stock trades at a price equal to $3.50.  Subject to the affirmative vote of the Company’s shareholders and the rules of the NYSE Amex, the warrants will become exercisable for a period of five years.

The funds will be used to support the development of NeoStem’s VSEL (very small embryonic-like stem cells) technology licensed from the University of Louisville and help advance NeoStem’s expansion activities in China, including those relating to its pending acquisition and medical tourism – defined as travel by people whose primary and explicit purpose is to access in a foreign country medical treatment not yet available in their own nation.  Through its connections with leading physicians in China and the U.S., NeoStem expects to connect U.S. citizens with advanced therapies not yet available in the U.S., and attract people from other countries to seek safe and effective regenerative therapies as they become available here. A portion of the funds also will be used to expand U.S.-based operations and other general corporate purposes.

One of the investors was an affiliate of the 49% owner of Suzhou Erye Pharmaceuticals Company, Ltd ("Erye"), whose total investment was $800,000.  As part of its China expansion activities, NeoStem is anticipating, subject to shareholder and other approvals, to merge with China Biopharmaceuticals Holdings, Inc., the owner of 51% of Erye.

The securities sold were sold without registration under the Securities Act of 1933, as amended (the "Act") pursuant to Regulation S and Regulation D, each promulgated under the Act and may not be resold in the United States or to U.S. persons unless registered under the Act or pursuant to an exemption from registration under the Act.  Hedging transactions involving such securities may not be conducted unless in compliance with the Act.

Garden State Securities, Inc., a registered broker dealer with FINRA, acted as selling  agent for the on-shore investors and received a fee equal to 8% of the gross proceeds plus 4% of the units sold by it resulting in an aggregate fee of $324,280 and 12,971 units.

Item 9.01.           Financial Statements and Exhibits.

(d)	Exhibits
Exhibit 99.1 Press Release dated July 1, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date:     July 6, 2009